Exhibit 10.1

Portions of this document have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.  Redacted portions are indicated with the notation “[***]”.

NOBLE CORPORATION PLC
2020 Short-Term Incentive Plan(“STIP”)
Plan Overview, Terms and Conditions

Plan Purpose

The success of Noble Corporation plc (“Noble”) and its subsidiaries (collectively, the “Company”) is a result of the efforts of all key employees. In order to focus each employee’s efforts on optimizing the Company’s performance, the Company maintains this Short Term Incentive Plan (the “Plan”) to reward employees for successful achievement of specific Company goals.

An effective incentive plan should both align employee interests with those of shareholders and motivate and influence employee behavior. Key positions within the Company have the ability to make a positive contribution to key factors that increase shareholder value. These factors can be quantified and measured through achievement of various targets. The objectives of using such targets in the formulation of the specific Company goals are to link an employee’s annual incentive award more closely to the metrics that most directly benefit shareholders within existing market conditions and to promote a culture of high performance and an environment of teamwork.

Eligibility and Participation

Full-time shore-based employees and select offshore employees are eligible for consideration of a bonus under the Plan, based upon performance, subject to the approval of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Noble.

To be eligible to receive a bonus payment with respect to a Plan year, an employee must be actively employed by the Company on the last day of such Plan year and must continue to be employed through the date on which bonus payments for such Plan year are made. An employee shall not be eligible to receive any bonus payment if the employee’s employment with the Company terminates for any reason, either voluntarily or involuntarily (except as noted below), before that date on which bonus payments for a Plan year are made. The Plan year is also the calendar year unless otherwise specified.

In the event of death, disability or retirement, the employee or estate of the former employee may receive a payment from the Plan, at the discretion of the Committee and the Chief Executive Officer (the “CEO”). For purposes of the Plan, “disability” means any termination of employment with the Company or an affiliate of the Company because of a long-term or total disability, as determined by the Company’s disability insurance programs. “Retirement” means a termination of employment with the Company on a voluntary basis by a person if, immediately prior to such termination of employment, the sum of the age and the number of years of continuous service of such person with the Company is equal to or greater than 60.

Exhibit 10.1

Plan Funding

The Award Pool for 2020 will primarily be a function of the Company’s performance on key metrics to include:

•	Company EBITDA relative to a pre-determined target range (weighted 80%)

•	Company safety and environmental goal results (weighted 20%)

See Exhibit 1 for details on the Company’s specific goals and performance measures. Generally, each goal is structured to include a Threshold, Target and Maximum level of achievement. The Threshold is the minimum level of achievement. If Performance is below Threshold for a goal, it will yield no pool funding associated with that goal.

The Award Pool available will be determined first by multiplying the sum of the target bonuses for all eligible employees at the end of the year (“Aggregate Target Bonuses”) by the Company’s weighted performance as measured by the results of the key metrics. See Exhibit 2 for an example illustrating the calculation of the Award Pool.

The Award Pool will be allocated as described in the next sections.

Individual Target Bonus

The target bonus for an employee is an amount equal to the employee’s salary at the end of the Plan year multiplied by the assigned target bonus percentage. Target bonuses range from 4% to 110% of salary. The assigned targets are based on competitive market data and internal equity considerations and are reviewed each year. Note that, for purposes of calculating the Aggregate Target Bonuses, a target bonus percentage of up to 6% will be used for those employees covered under the Plan that do not have a target bonus percentage.

Company Goals

The 2020 goals and performance measures are provided in Exhibit 1.

In administering the Plan and reviewing the Company’s performance, the Committee may take into consideration the effect of any unusual, non-recurring or extraordinary item or event that impacts the Company or any member of the Driller Peer Group during the year, including, but not limited to, acquisitions, divestitures or impairments. Furthermore, the Committee may make adjustments to the calculation of any of the goals so that any such unusual, non-recurring or extraordinary item or event does not distort the calculation of the Financial and Operating goals.

Determination of Individual Awards

Target bonuses should be adjusted based on performance results (see Exhibit 1). This will be the Adjusted Target Bonus. For example, if an individual’s target bonus is $10,000, and the performance multiple is 1.20, the Adjusted Target Bonus would be $12,000. The cumulative total of awards for all employees will be the “Aggregate Calculated Pool”. If on a cumulative basis the sum of the awards in the Aggregate Calculated Pool is greater than the Award Pool, bonuses will be adjusted on a pro-rata basis to remain within the constraints of the Award Pool.

Exhibit 10.1

Amounts may be adjusted for employees hired or promoted during the Plan year considering length of service or time in position and may also be adjusted upward or downward by up to 20% to reflect merit, individual and team performance and/or additional selected criteria, subject to the approval of the Committee and CEO. In extreme circumstances, the Adjusted Target Bonus can be adjusted downward by as much as 100% for any reason, including, but not limited to, Company or region performance, individual employee performance, employee conduct, separation of employment, etc., subject to the approval of the Committee and CEO. STIP payments for executive officers will be capped at 125% of Target if Total Shareholder Return is negative for 2020.

Review and Approval

The Board will approve the Company’s budget for the year in terms of EBITDA, and safety and environmental performance levels (and associated payouts for each) no later than March 31st of the year.

If, after the establishment of goals for a Plan year, the budget changes substantially due to subsequent events, such as the acquisition, spin-off or sale of assets, any unusual or non- recurring item or any unforeseen event that impacts the Company and distorts the results used in the determination of awards, a region or the industry as a whole, then the Committee may make adjustments to the respective goals in order that the affected participants may not be adversely or favorably impacted by such an event or item. Any such revised goals shall be applicable to the Plan year from and after the time of their approval.

After the end of each Plan year, the Committee, in its best business judgment, will make the final determination on the size of the Award Pool for such Plan year. All bonus calculations, allocations and recommendations are subject to review and approval by the Committee.

Separately, managers having responsibility for recommending the allocation of bonuses to eligible employees shall submit their recommended bonus for each employee to the CEO for review and approval. Notwithstanding anything otherwise contained in this Plan, the Committee and the CEO (and any delegated designee of the CEO) shall have the authority to adjust individual bonus amounts as deemed to be appropriate for any reason, including, but not limited to, Company or region performance, individual employee performance, employee conduct, separation of employment, etc.

At-Will Employment

Nothing in the Plan guarantees or constitutes a contract for any specific term of employment or otherwise limits the Company’s or an employee’s right to terminate the employment relationship for any reason at any time.

Exhibit 10.1

Exhibit 1

2020 STIP - Goals and Performance Measures

Performance relative to the following goals will determine the size of the Award Pool for 2020:

Company EBITDA (80%)
Level of Achievement	Threshold	Target Range	Maximum
Bonus Pool Multiple	0.50	1.00	2.00
2020 Goal	[***]	[***]-[***]	[***]

EBITDA is defined as the Company’s earnings before the deduction of interest, tax, depreciation and amortization expenses, subject to adjustment to exclude extraordinary gains or losses. Cash operating margin is defined as contract drilling revenues less contract drilling cost including reimbursables. Achievement at levels between the points shown will be determined via linear interpolation.

Company Safety and Environmental (20%)
Level of Achievement	Threshold	Target	Maximum
Bonus Pool Multiple	0.50	1.00	2.00
ISO 14001 Certificates	All rigs to remain in good standing as a threshold for achieving the safety and environmental goal at any level
TRIR Rate	0.50	0.35	0.30
Environmental Performance	Consistent	Improved	Expanded

The Company is to maintain the Management System Certificates in conformance with the Environmental Management Systems standard ISO 14001:2015, collectively encompassing the entirety of its operations.
Safety is measured by Total Recordable Incident Rate (“TRIR”) which is calculated based upon the total number of recordable work-related injuries or illnesses multiplied by 200,000 and then divided by hours worked, pursuant to the guidelines set forth by the International Association of Drilling Contractors (the “IADC”). Achievement at levels between the points shown will be determined via linear interpolation.
In addition, the Committee will assess the level of achievement for environmental based on the Company’s overall performance considering various aspects including but not limited to program improvements, compliance, prior year performance, etc.
Taking all things into consideration the Committee, in its best business judgment, will make the final determination on the level of achievement of the safety and environmental goals and will have the authority to positively or negatively adjust the achievement factor at their discretion.

Exhibit 10.1

Exhibit 2
Plan Funding Calculation Example

Assuming Aggregate Target Bonuses of $15 million and bonus pool multiples of 1.00 for Company EBITDA and 1.20 for Company Safety and Environmental goals, the Award Pool would be:

Plan Award Pool Calculation
Goal	Multiple		Weighting		Factor
Company EBITDA	1.00	x	80%	=	0.80
Company Safety and Environmental	1.20	x	20%	=	0.24
Combined Award Pool Multiple					1.04
Aggregate Target Bonuses					$15mm
Award Pool (1.04 x $15mm)					$15.6mm